AMENDMENT NO. 1
TO
FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
MPLX LP
This Amendment No. 1 (this “Amendment”) to the FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MPLX LP, a Delaware limited partnership (the “Partnership”), dated effective as of October 31, 2012 (the “Partnership Agreement”), is entered into as of December 4, 2015 by MPLX GP LLC, a Delaware limited liability company (the “General Partner”), as the general partner of the Partnership. Capitalized terms used but not defined herein have the meanings given such terms in the Partnership Agreement.
RECITALS
WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Interests (other than General Partner Interests (except for General Partner Interests issued pursuant to Section 5.2(b))) and Derivative Partnership Interests for any Partnership Purpose at any time and from time to time to such Persons and for such consideration and on such terms and conditions as the General Partner shall determine, all without approval of any Limited Partners;
WHEREAS, Section 5.6(b) of the Partnership Agreement provides that Partnership Interests authorized to be issued by the Partnership pursuant to Section 5.6(a) of the Partnership Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties as shall be fixed by the General Partner;
WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement;
WHEREAS, the Partnership has entered into an Agreement and Plan of Merger, dated as of July 11, 2015, as amended on November 10, 2015 and further amended on November 16, 2015 (the “Merger Agreement”), by and among the Partnership, the General Partner, MPC, Sapphire Holdco LLC, a Delaware limited liability company (“Merger Sub”), and MarkWest Energy Partners, L.P., a Delaware limited partnership (“MarkWest”), pursuant to which Merger Sub has agreed to be merged with and into MarkWest with MarkWest surviving as a wholly-owned subsidiary of the Partnership (“MarkWest Merger”);
WHEREAS, pursuant to the Merger Agreement, effective upon the MarkWest Merger, (i) the class A units representing limited partner interests in MarkWest (the “MarkWest Class A Units”) issued and outstanding immediately prior the MarkWest Merger are to convert into the right to receive a new class of units representing limited partner interests in the Partnership with substantially similar rights and obligations as the MarkWest Class A Units and (ii) the class B units representing limited partner interests in MarkWest (the “MarkWest Class B Units”) issued and outstanding immediately prior the MarkWest Merger are to convert into the right to receive a new class of units representing limited partner interests in the Partnership with substantially similar rights and obligations as the MarkWest Class B Units;
WHEREAS, the General Partner has determined that the authorization and issuance of the Class A Units and Class B Units pursuant to the Merger Agreement complies with the requirements of the Partnership Agreement;
WHEREAS, the General Partner has determined, pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or advisable in connection with the authorization and issuance of the Class A Units and the Class B Units;
WHEREAS, Sections 13.1(d)(i) and 13.1(d)(iv) of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement without the approval of any Partner to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect or is required to effect the intent of the provisions of the Partnership Agreement;
WHEREAS, the General Partner has determined to effect this Amendment to provide for the creation of Class A Units and Class B Units and such other matters as are provided herein;
NOW, THEREFORE, in consideration of the premises set forth above, the General Partner hereby amends the Partnership Agreement as follows:
Section 1.Amendments.
(a)Section 1.1. Section 1.1 of the Partnership Agreement is hereby amended to add, or to amend and restate, the following definitions:
“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1

(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Partner in respect of a General Partner Interest, a Common Unit, a Class A Unit, a Class B Unit, or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such General Partner Interest, Common Unit, a Class A Unit, Class B Unit or other interest in the Partnership were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Interest, Common Unit, a Class A Unit, Class B Unit or other interest in the Partnership was first issued.
“Adjusted Conversion Number” means, with respect to each Class B Unit on any date of determination, the Conversion Number associated with such Class B Unit, multiplied by a fraction equal to the sum of (i) 1,000,000,000, divided by 1,050,000,000, plus (ii)(A)(I) one (1.00) minus (II) 1,000,000,000, divided by 1,050,000,000, multiplied by (B)(I) 80% with respect to the time period ending on but not including July 1, 2016, and (II) 100% with respect all the time periods beginning on or after July 1, 2016.
“Amendment” has the meaning assigned to such term in the preamble.
“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time and the term “beneficially owned” has a corresponding meaning.
“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a Common Unit, a Class A Unit, a Class B Unit or any other Partnership Interest shall be the amount which such Capital Account would be if such Common Unit, Class A Unit, Class B Unit or other Partnership Interest was the only interest in the Partnership held by such Partner from and after the date on which such Common Unit, Class A Unit, Class B Unit or other Partnership Interest was first issued.
“Class A Unit” means a Partnership Interest representing a fractional part of the Limited Partner Interests (but does not include Common Units, Subordinated Units or Class B Units), and having the rights and obligations specified with respect to Class A Units in this Agreement, which shall be identical to the rights and obligations of the Common Units except the Class A Units (i) will not have the right to vote on, approve or disapprove, or otherwise consent or not consent with respect to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any nonwaivable provision of law, and (ii) will not share in any Hydrocarbon Items or any Hydrocarbon Available Cash.
“Class B Conversion Date” means: (a) if a Fundamental Change Conversion does not occur prior to the date applicable to a series of Class B Units specified in this clause: (i) with respect to the Class B-1 Units, July 1, 2016; and (ii) with respect to the Class B-2 Units, July 1, 2017; and (b) if a Fundamental Change Conversion occurs at any time, with respect to each series of Class B Units that has not otherwise converted into Common Units prior to the date of the consummation of such Fundamental Change, the date of the consummation of such Fundamental Change.
“Class B Target Capital Amount” means, with respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) upon which Class B Units are Outstanding, the product of (x) the then expected Per Unit Capital Amount of an Initial Common Unit following the revaluation resulting from such event times (y) the then Adjusted Conversion Number with respect to the Class B Units; provided that for periods beginning on or after July 1, 2016, such amount shall be reduced by an amount expected by the General Partner to prevent or reduce a disparity between the Per Unit Capital Amounts of the Initial Common Units and the Converted Common Units resulting from the conversion of the Class B-2 Units.
“Class B Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners (but does not include Common Units, Subordinated Units or Class A Units), and having the rights and obligations specified with respect to the Class B Units in this Agreement. The term “Class B Unit” includes Limited Partner Interests designated as Class B-1 Units and Class B-2 Units.
“Class B Unitholder Fundamental Change Election” has the meaning assigned to such term in Section 5.13(g)(ii).
“Class B-1 Units” has the meaning assigned to such term in Section 5.13(b).
“Class B-2 Units” has the meaning assigned to such term in Section 5.13(b).
“Common Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a (a) Subordinated Unit, (b) Class A Unit, or (c) Class B Unit prior to its conversion into a Common Unit pursuant to the terms hereof.
“Control” including the correlative terms “Controlling,” and “Controlled by” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Conversion Number” means, with respect to any Class B Unit, one and nine hundredths (1.09) Common Units; provided that such number of Common Units shall be subject to appropriate adjustment pursuant to Section 5.13(i).
“Converted Common Unit” means a Common Unit issued upon conversion of a Class B Unit pursuant to Section 5.13.
“Discounted Conversion Number” means, with respect to any Class B-1 Unit or Class B-2 Unit, as of the date of the consummation of a Fundamental Change or any other applicable determination date, the fraction of a Common Unit set forth opposite the applicable series of Class B Units in the table attached to this Amendment as Exhibit B; provided that such fraction of a Common Unit shall be subject to appropriate adjustment pursuant to Section 5.13(i).

“Elective Fundamental Change” means any of the following events: (a) any direct or indirect sale, lease, exchange, conveyance, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the Partnership’s assets to any third Person, unless immediately following such sale, lease, exchange, transfer or other disposition such assets are owned, directly or indirectly, by the Partnership; or (b) a merger, consolidation, business combination, acquisition of Common Units or other transaction (i) the result of which is that, immediately after the consummation of such transaction, any Person (an “Acquiring Person”), other than the holders of the Common Units immediately prior to the consummation of such transaction, becomes the beneficial owner, directly or indirectly, of a majority of the Outstanding Common Units or, if the Partnership is not the surviving entity in such transaction, the majority of the outstanding voting securities of the surviving entity in such transaction or its parent entity and (ii) in which Partnership Interests that are beneficially owned by any Acquiring Person immediately after the consummation of such transaction, or if the Partnership is not the surviving entity in such transaction, the voting securities of the surviving entity or its parent entity that are beneficially owned by any Acquiring Person immediately after the consummation of such transaction, are not subject to the voting limitations set forth in clause (a) of the proviso of the definition of the defined term “Outstanding,” or any similar voting restrictions applicable to voting securities of the surviving entity or its parent entity in a transaction where the Partnership is not the surviving entity.
“Equivalent Security” has the meaning assigned to such term in Section 5.13(g)(ii).
“Final Class B Conversion Date” means July 1, 2017, or, if a Fundamental Change Conversion occurs prior to such date, the date of the consummation of the applicable Fundamental Change.
“Fundamental Change” has the meaning assigned to such term in Section 5.13(g)(iii).
“Fundamental Change Conversion” has the meaning assigned to such term in Section 5.13(g)(iii).
“General Partner” has the meaning assigned to such term in the preamble.
“Hydrocarbon Available Cash” means all cash and cash equivalents on hand derived from or attributable to the Partnership’s ownership of, or sale or other disposition of, the shares of common stock of MarkWest Hydrocarbon, Inc. and all cash and cash equivalents on hand derived from Incremental Interest Income.
“Hydrocarbon Items” means the income, gains, losses, deductions and credits which are attributable to the Partnership’s ownership of, or sale or other disposition of, the shares of common stock of MarkWest Hydrocarbon, Inc. For the avoidance of doubt, for each taxable period, Hydrocarbon Items will include a portion of the interest income of the Partnership or its Affiliates from intercompany loans to MarkWest Hydrocarbon, Inc. corresponding to the amount of Incremental Interest Income but not the remaining interest income.
“Incremental Interest Income” means the interest income received by the Partnership or its Affiliates attributable to intercompany loans from the Partnership to MarkWest Hydrocarbon,

Inc., in excess of the amount of interest income received based on an interest rate equal to that rate applicable to the Partnership or its Affiliates under its loan facility in place at the time of the creation of the intercompany loan.
“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of Class A Units or Class B Units except (a) with respect to Class B Units, as set forth in Section 5.13(d) or for purposes of Section 13.3(c) and (b) as may otherwise be required by any non-waivable provision of law.
“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights, Class A Units, Class B Units or other Partnership Interests or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of Class A Units or Class B Units except (a) with respect to Class B Units, as set forth in Section 5.13(d) or for purposes of Section 13.3(c) and (b) as may otherwise be required by any non-waivable provision of law.
“MarkWest” has the meaning assigned to such term in the recitals.
“MarkWest Class A Units” has the meaning assigned to such term in the recitals.
“MarkWest Class B Units” has the meaning assigned to such term in the recitals.
“MarkWest Merger” has the meaning assigned to such term in the recitals.
“M&R Group Member” means M&R Liberty or any Person that is directly or indirectly Controlled by M&R Liberty.
“M&R Liberty” means M&R MWE Liberty, LLC, a Delaware limited liability company.
“Merger Agreement” has the meaning assigned to such term in the recitals.
“Merger Sub” has the meaning assigned to such term in the recitals.
“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d) or Section 6.1(e); provided, however, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).
“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d) or Section 6.1(e); provided, however, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).
“Net Termination Gain” means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, that the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or Section 6.1(e).
“Net Termination Loss” means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5(b)) that are (a) recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) deemed recognized by the Partnership pursuant to Section 5.5(d); provided, however, that the items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or Section 6.1(e).
“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that:
(a)    that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Partnership Interests of any class reflected as outstanding on the Partnership's books and records, all Partnership Interests owned by or for the benefit of such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by any non-waivable provision of law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of the Partnership Interests of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) to any Person or Group who acquired 20% or more of the Partnership Interests of any class then reflected as outstanding in the Partnership's books and records directly or indirectly from a Person or Group described in clause (i), provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (iii) to any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors, or (iv) with respect to Common Units beneficially owned by M&R Liberty or any other M&R Group Member or any Group of which M&R Liberty or any other M&R Group Member is a member, but the limitation set forth in clause (b) of this definition below shall apply to such Persons specified in this clause (iv); and
(b)    if at any time M&R Liberty or any other M&R Group Member or any Group of which M&R Liberty or any other M&R Group Member is a member beneficially owns more than 5% of the Common Units that are then reflected as outstanding on the Partnership’s books and records as of the date of determination, then any Common Units owned by M&R Liberty or any other M&R Group Member or any such Group in excess of 5% of the Common Units that are then reflected as outstanding on the Partnership’s books and records as of the date of determination shall not be voted on any matter and shall not be considered to be “Outstanding” when calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement; provided, further, that the Board of Directors of the General Partner may waive the foregoing limitation in whole or in part from time to time. If the foregoing limitation applies at any time at which more than one M&R Group Member beneficially owns Common Units, then, each Record Holder of Common Units beneficially owned by any such M&R Group Member shall be deemed to hold a number of Common Units not subject to such limitation that is proportionate to the aggregate number of Common Units held by all such Record Holders.
“Partnership” has the meaning assigned to such term in the preamble.
“Partnership Agreement” has the meaning assigned to such term in the recital.
“Partnership Fundamental Change Election” has the meaning assigned to such term in Section 5.13(g)(i).
“Percentage Interest” means, as of any date of determination, (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, as the case may be, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units and General Partner Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6 for which a specific percentage is established as a part of such issuance, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero. For all purposes of this Agreement, subject to the definition of Units, in making the calculation described in the preceding sentence, each Outstanding Class B Unit shall be deemed to be equal to a number of Units equal to the applicable Conversion Number, as of the applicable determination date.
“Unit” means a Partnership Interest that is designated by the General Partner as a “Unit” and shall include Common Units, Subordinated Units, Class A Units and Class B Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights; provided, however, that when the term “Unit” is used herein in the context of any vote or other approval, including without limitation Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of Class A Units or Class B Units except (a) with respect to Class B Units, as set forth in Section 5.13(d) or for purposes of Section 13.3(c) and (b) as may otherwise be required by any non-waivable provision of law.
(b)Section 4.4(a). Section 4.4(a) of the Partnership Agreement is hereby amended and restated as follows:
(i)“(a)    The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns all or any part of its General Partner Interest (represented by General Partner Units) to another Person and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns all or a part of such Limited Partner Interest to another Person who is or becomes a Limited Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage. For purposes of Section 4.8(g) the term “transfer,” when used with respect to a Class B Unit shall be deemed to refer to a transaction by which the holder of such Class B Unit directly or indirectly assigns such Class B Unit to another Person, and includes (i) a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by operation of law or otherwise and (ii) entry into any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another Person, in whole or in part, any of the economic consequences of ownership of such Class B Unit.”
(c)Section 4.8(g). Section 4.8 of the Partnership Agreement is hereby amended to add Section 4.8(g) as follows:
“(g)    Section 4.8(g).

(i)    Notwithstanding anything to the contrary set forth in this Agreement, without the prior approval of the Board of Directors of the General Partner, M&R Liberty shall not transfer any Class B Units. Any subsequent transfer of Class B Units by a transferee so approved by the Board of Directors of the General Partner shall also require the prior written approval of the Board of Directors of the General Partner.
(ii)    In addition to the foregoing, the Class B Units shall be subject to the restrictions on transfer set forth in Exhibit A.
(iii)    For the avoidance of doubt, subject to the other restrictions set forth in this Section 4.8, neither M&R Liberty nor any other M&R Group Member may in any case transfer Class B Units to an M&R Group Member if such transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on transfers in this Section 4.8(g) or elsewhere in this Agreement (it being understood that the purpose of this Section 4.8(g)(iii) is to prohibit the transfer of Class B Units to an M&R Group Member followed by a change in the relationship between the transferor and such M&R Group Member (or a change of control of such transferor or M&R Group Member) after the transfer, with the result and effect that the transferor has indirectly made a transfer of Class B Units by using an M&R Group Member, which transfer would not have been directly permitted under this Section 4.8(g) had such change in such relationship occurred prior to such transfer).
(iv)    Upon reasonable request by the Partnership from time to time but no more often than quarterly, unless such a request is made in anticipation of any vote of the Record Holders of Units (or any class of Units), M&R Liberty and each other M&R Group Member who owns Units shall provide the Partnership with a written certification, signed by an executive officer of such Person (to the extent such Person is not a natural person), setting forth the number of Class B Units and the number of Common Units owned beneficially and of record by such Person. Each of M&R Liberty and each other M&R Group Member shall, upon the request of the Partnership, provide the Partnership with copies of records of any transfers of Class B Units or Common Units involving such Person.”
(d)Section 4.8(h). Section 4.8 of the Partnership Agreement is hereby amended to add Section 4.8(h) to read as follows:
“(h)    The transfer of Converted Common Units shall be subject to the restrictions imposed by Section 6.10.”
(e)Section 5.2(b). Section 5.2(b) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:
“(b)    Upon the issuance of any additional Limited Partner Interests by the Partnership (other than (i) the Common Units issued pursuant to the Initial Public Offering, (ii) the Common Units and Subordinated Units issued pursuant to Section 5.3(a), (iii) any Common Units issued pursuant to Section 5.11 and (iv) except as otherwise set forth in this Section 5.2(b), any Common Units issued upon the conversion of any Partnership Interests), the

General Partner may, in order to maintain the Percentage Interest with respect to its General Partner Interest, make additional Capital Contributions in an amount equal to the product obtained by multiplying (A) the quotient determined by dividing (x) the Percentage Interest with respect to the General Partner Interests immediately prior to the issuance of such additional Limited Partner Interests by the Partnership by (y) 100% less the Percentage Interest with respect to the General Partner Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership times (B) the gross amount contributed to the Partnership by the Limited Partners (before deduction of underwriters’ discounts and commissions) in exchange for such additional Limited Partner Interests. Any Capital Contribution pursuant to this Section 5.2(b) shall be evidenced by the issuance to the General Partner of a proportionate number of additional General Partner Units. Notwithstanding the foregoing and for the avoidance of doubt, with regard to the conversion of the Class B Units into Converted Common Units, this Section 5.2(b) and the General Partner’s right to make additional Capital Contributions shall be applicable upon the conversion of any Class B Unit to a Converted Common Unit pursuant to Section 5.13, with the amount to be contributed by the General Partner being the amount necessary for the General Partner to have the same Percentage Interest after the conversion by reference to the then fair market value of a Common Unit.”
(f)Section 5.5(c). Section 5.5(c) of the Partnership Agreement is hereby amended to add new Section 5.5(c)(iv) to read as follows:
“(iv)    Class B Unit and Converted Common Unit Capital Accounts.
  (A) Upon conversion of the Class B-1 Units and Class B-2 Units into Converted Common Units, the Capital Account maintained for the holder of such converted Class B Units with respect to its Class B Units will (1) first, be allocated to the Converted Common Units held by such holder in an amount equal to the product of (x) the number of such Converted Common Units and (y) the then Per Unit Capital Amount for an Initial Common Unit, and (2) second, any remaining balance in such Capital Account will be retained with respect to such holder’s remaining Class B Units.
                (B) Subject to Section 6.10, immediately prior to the transfer of a Converted Common Unit by a holder thereof, the Capital Account maintained for such Person with respect to its Class B Units or Converted Common Units will (1) first, be allocated to the Converted Common Units to be transferred in an amount equal to the product of (x) the number of such Converted Common Units to be transferred and (y) the Per Unit Capital Amount for an Initial Common Unit, and (2) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Class B Units or Converted Common Units.  Promptly following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Class B Units or retained Converted Common Units, if any, will have a balance equal to the amount allocated under clause (2) hereinabove, and the transferee’s Capital Account established with respect to the transferred Converted Common Units will have a balance equal to the amount allocated under clause (1) hereinabove.”

(g)Section 5.9(a). Section 5.9(a) of the Partnership Agreement is hereby amended and restated to read as follows:
“(a)    Subject to Section 5.9(e), Section 5.13(i), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period and the number of Common Units into which Class B Units may convert) are proportionately adjusted.”
(h)Article V; Section 5.12. Article V of the Partnership Agreement is hereby amended to add a new Section 5.12 creating a new class of Units to read as follows:
“Section 5.12    Establishment of Class A Units.
(a)    Designation. There is hereby created a class of Units designated as “Class A Units” with the designations, preferences and relative, participating, optional or other special rights, powers and duties as set forth in this Section 5.12.
(b)    Series. The Class A Units authorized pursuant to Section 5.12(a) are all designated as a single series of Class A Units.
(c)    Distributions. The Class A Units shall have the right to participate in distributions with Common Units, Pro Rata, except that Class A Units will not share in any Hydrocarbon Available Cash.
(d)    Voting Rights. The Class A Units shall not be entitled to vote on, approve or disapprove, or otherwise consent or not consent with respect to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any nonwaivable provision of law.
(e)    Registrar and Transfer Agent. The Class A Units shall be recorded in the Partnership Register and ownership of the Class A Units shall be evidenced by book entry notation in the Partnership Register.”
(i)Article V; Section 5.13. Article V of the Partnership Agreement is hereby amended to add a new Section 5.13 creating a new class of Units to read as follows:
“Section 5.13 Establishment of Class B Units.
(a)    Designation. There is hereby created a class of Units designated as “Class B Units” and consisting of a total of 7,981,756 Class B Units, with the designations, preferences and relative, participating, optional or other special rights, powers and duties as set forth in this Section 5.13.

(b)    Series. Of the aggregate number of Class B Units authorized pursuant to Section 5.13(a), 3,990,878 are designated as “Class B-1 Units” and 3,990,878 are designated as “Class B-2 Units.”
(c)    Distributions. Prior to its conversion into a Common Unit in accordance with Section 5.13(f) or Section 5.13(g), and notwithstanding any provision of this Agreement to the contrary, a Class B Unit shall not be entitled to receive any distributions pursuant to this Agreement.
(d)    Voting Rights. The Class B Units prior to conversion shall not be entitled to (i) vote with the Common Units as a single class on any matters on which holders of Common Units are entitled to vote (including the matters described in Section 5.13(g)(iv)(B)) or (ii) vote as a separate class on any matters; provided that, notwithstanding the foregoing, but without limiting the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, the Class B Units shall be entitled to vote as a separate class on any matter that disproportionately and adversely affects the rights or preferences of the Class B Units in relation to other classes of Partnership Interests, including matters subject to Section 13.3(c) that meet the foregoing requirement, but in each case subject to Section 14.3, and such separate class vote shall apply to matters otherwise approved pursuant to Section 13.3(d) or Section 13.3(e) solely to the extent they disproportionately and adversely affect the rights or preferences of the Class B Units in relation to other classes of Partnership Interests. The approval of a majority of the Class B Units shall be required to approve any matter for which the holders of the Class B Units are so entitled to vote as a separate class. For such matters Class B Units are entitled to vote upon, each Class B Unit will be entitled to the number of votes equal to the number of Common Units into which a Class B Unit is convertible pursuant to Section 5.13(f) at the time of the record date for the vote or written consent on the matter.
(e)    Registrar and Transfer Agent/Certificates. The Class B Units shall be recorded in the Partnership Register and the ownership of the Class B Units (including the restrictions on transfer set forth in Exhibit A) shall be evidenced by book entry notation in the Partnership Register.
(f)    Conversion. Except as provided in this Section 5.13(f) and Section 5.13(g), the Class B Units are not convertible into Common Units. Each Outstanding Class B-1 Unit and Class B-2 Unit shall automatically convert into a number of Common Units equal to the Conversion Number on the applicable Class B Conversion Date without any further action by the holders thereof. The terms of a Class B Unit will be changed, automatically and without further action, on the applicable Class B Conversion Date so that such Class B Unit is converted into a number of Common Units equal to the Conversion Number on such Class B Conversion Date and, immediately thereafter, such Class B Unit shall not be Outstanding; provided, however, that each Converted Common Unit will become Outstanding and will remain subject to the provisions of Section 6.1(d)(x) and Section 6.10.
(g)    Fundamental Change.

(i)    The Partnership may elect (a “Partnership Fundamental Change Election”) to convert all, but not less than all, of the Class B Units into Common Units immediately prior to the consummation of an Elective Fundamental Change subject to the terms and conditions of this Section 5.13(g). If the Partnership desires to make a Partnership Fundamental Change Election it shall, not less than 15 days prior to the date of the expected consummation of an Elective Fundamental Change, send a written notice to each holder of Class B Units: (A) describing the transaction or transactions that constitute such Elective Fundamental Change; (B) stating the expected date of consummation of such Elective Fundamental Change and the Partnership’s computation of the number of Common Units into which each Class B-1 Unit and Class B-2 Unit would be converted pursuant to a Fundamental Change Conversion on such expected consummation date; and (C) stating that the Partnership has made a Partnership Fundamental Change Election with respect to such Elective Fundamental Change. The Partnership may, by written notice to the holders of Class B Units, revoke a Partnership Fundamental Change Election at any time prior to the 15th day prior to the date of the consummation of the applicable Elective Fundamental Change; provided, that the Partnership thereafter (or simultaneously therewith) timely sends the notice to the holders of Class B Units contemplated by Section 5.13(g)(ii).
(ii)    If the Partnership does not elect to timely make a Partnership Fundamental Change Election with respect to any Elective Fundamental Change or revokes such an election in accordance with Section 5.13(g)(i), then the Partnership shall, not less than 15 days prior to the date of the consummation of an Elective Fundamental Change, send a written notice to each holder of Class B Units: (A) describing the transaction or transactions that constitute such Elective Fundamental Change; and (B) stating the expected date of consummation of such Elective Fundamental Change and the Partnership’s computation of the number of Common Units into which each Class B-1 Unit and Class B-2 Unit would be converted pursuant to a Fundamental Change Conversion on such expected consummation date. No later than ten days following delivery of the notice provided for in the previous sentence, the holders of Class B Units may, in their sole discretion, deliver to the Partnership a written notice executed by holders of a majority of the Class B Units, electing (a “Class B Unitholder Fundamental Change Election”) to convert all, but not less than all, of the Class B Units into Common Units immediately prior to the consummation of an Elective Fundamental Change subject to the terms and conditions of this Section 5.13(g). Any notice from the holders of Class B Units so electing a Class B Unitholder Fundamental Change Election (x) shall be binding upon all holders of Class B Units and shall provide for the conversion of all Class B Units even if less than all of the Class B Units delivered the Class B Unitholder Fundamental Change Election, and (y) may be conditioned on consummation of the applicable Elective Fundamental Change on or prior to a date specified in such notice.
(iii)    If (A) the Partnership timely makes and does not revoke a Partnership Fundamental Change Election in accordance with Section 5.13(g)(i), (B) the holders of the Class B Units timely make a Class B Unitholder Fundamental Change Election in accordance with Section 5.13(g)(ii), or (C) the Partnership is to be dissolved in accordance with this Agreement (the event described in this clause (C), and any event constituting an Elective Fundamental Change, each a “Fundamental Change”), then, immediately prior to the consummation of the Fundamental Change, each Outstanding Class B-1 Unit and Class B-2 Unit shall convert (a “Fundamental Change Conversion”) into the number of Common Units equal to the applicable Discounted Conversion Number as of the date of the consummation of such Fundamental Change without any further action by the holders thereof. The terms of each Class B Unit will be changed, automatically and without further action, on the date of the consummation of such Fundamental Change so that each Class B Unit is so converted into such number of Common Units as of the date of the consummation of such Fundamental Change and, immediately thereafter, such Class B Unit shall not be Outstanding; provided, however, that each Converted Common Unit will become Outstanding and will remain subject to the provisions of Section 6.1(d)(x).
(iv)    For the avoidance of doubt, to the extent that a Fundamental Change Conversion occurs in respect of any Fundamental Change pursuant to this Section 5.13(g), the Converted Common Units issued as a result thereof shall (A) be entitled to participate in such Fundamental Change on an as-converted basis and to receive the consideration to which a Common Unit is entitled upon the consummation of such Fundamental Change and (B) not have any right to vote in respect of such Fundamental Change or any related matter.
(h)    Extraordinary Partnership Transactions. Except to the extent that any such event is a Fundamental Change in respect of which a Fundamental Change Conversion occurs pursuant to Section 5.13(g), prior to the consummation of any merger, consolidation or other business combination in which the Partnership will not be the surviving entity, the Partnership shall make appropriate provision to ensure that the holders of Class B Units receive in such transaction a security, issued by the Person surviving or resulting from such transaction and containing provisions substantially equivalent to this Section 5.13 as determined reasonably in good faith by the General Partner and such other provisions of this Agreement as are applicable to the establishment of the designations, preferences, rights, powers and duties of the Class B Units (an “Equivalent Security”), including appropriate provision to ensure that the holders of Class B Units would be entitled to receive upon subsequent conversion of such Equivalent Security consideration equivalent to that which each holder of a Class B Unit would have been entitled if such Class B Unit had been converted into Common Units in connection with such Fundamental Change, with appropriate provision being made to account for the Discounted Conversion Numbers that would apply on any successive conversion of any such Equivalent Security.
(i)    Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, prior to the Final Class B Conversion Date, the Partnership: (A) makes a distribution on its Common Units in Common Units; (B) subdivides or splits its Common

Units into a greater number of Common Units; (C) combines or reclassifies its Common Units into a smaller number of Common Units; or (D) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation, or business combination in which the Partnership is the surviving entity), then the Conversion Number, each Discounted Conversion Number in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination or reclassification and all Discounted Conversion Numbers that may be applicable from time to time after such date, shall be proportionally adjusted based on the number of Common Units (or any Partnership Interests into which such Common Units would have been merged, consolidated or combined pursuant to clause (D) above) that a holder of one Class B Unit would have been entitled to receive had such Class B Unit been entitled to be (and had) converted, immediately prior to such Record Date or effective date, into a number of Common Units (or any Partnership Interests into which such Common Units would have been merged, consolidated or combined pursuant to clause (D) above) equal to the Conversion Number then in effect. An adjustment made pursuant to this Section 5.13(i) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification. Adjustments shall be made successively pursuant to this Section 5.13(i) whenever any event described in this Section 5.13(i) shall occur. Notwithstanding the foregoing, no adjustment would be made pursuant to clause (D) above in respect of any Fundamental Change where the Partnership or the holders of Class B Units elect to convert the Class B Units into Common Units in connection with such Fundamental Change.
(j)    No Fractional Converted Common Units. Notwithstanding anything in this Section 5.13, no fractional Common Units shall be issued upon any conversion of Class B Units into Converted Common Units in accordance with Section 5.13(f) or Section 5.13(g). All Common Units (including fractions thereof) issuable upon conversion of more than one Class B Unit by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional unit. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Common Unit, the Partnership shall, in lieu of issuing any fractional unit, at the Partnership’s option, either round each fractional Unit to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit) or pay the holder otherwise entitled to such fractional Unit a sum in cash determined by reference to the Current Market Price of a Common Unit on the date of such conversion.
(k)    Surrender of Certificates. Subject to the requirements of Section 6.10, upon a conversion of Class B Units into Common Units in accordance with Section 5.13(f) or Section 5.13(g), the Partnership shall, as soon as practicable thereafter, issue and deliver at such office, to such holder of Class B Units, one or more certificates, registered in the name of such holder, or other evidence of the issuance of uncertificated certificates, for the number of Common Units and, if applicable, Class B Units, to which such holder shall then be entitled. Such a conversion shall be deemed to have been made as of the applicable Class B Conversion Date, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.
(l)     Initial Capital Account. The Capital Account with respect to each Class B Unit as of December 4, 2015 shall equal the Class B Target Capital Amount as of such date.”
(j)Section 6.1(a). Section 6.1 of the Partnership Agreement is hereby amended to amend and restate in its entirety the introductory language in Section 6.1 to read as follows:
“Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein, including, but not limited to, the limitations provided in Section 6.1(e).”
(k)Section 6.1(c)(ii)(B). Section 6.1(c)(ii)(B) is hereby amended and restated to read as follows:
(B) “Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until the Capital Account in respect of each Unit then Outstanding has been reduced to zero;”
(l)Section 6.1(c)(v). Section 6.1(c) is hereby amended to add a new Section 6.1(c)(v) to read as follows:
“(v)    As provided in Section 6.1(e), items of income and gain allocated under the foregoing provision of Section 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iii), or 6.1(c)(iv) that are Hydrocarbon Items shall be allocated solely to Unitholders other than the holders of Class A Units (and, within each Class of Units, Pro Rata as provided in such subsections).”
(m)Section 6.1(c)(vi) and (vii). Section 6.1(c) is hereby amended to add new Sections 6.1(c)(vi) and (vii) to read as follows:
“(vi)    For the avoidance of doubt and consistent with Section 6.1(e), if on the Liquidation Date the Partnership owns any shares of MarkWest Hydrocarbon, Inc. or there are any Hydrocarbon Items for the period ending on the Liquidation Date, the allocations required under Section 6.1(c) will (i) first be performed with respect to any gain or loss of the Partnership that is not attributable to Hydrocarbon Items, and (ii) then performed a second time with respect to any remaining Net Termination Gains or Net Termination Losses.
(vii) Notwithstanding any other provision hereof, no amounts of income, gain, loss, expense or deduction shall be allocated to any Class B Units pursuant to Sections 6.1(c)(i), (iii) or (iv) prior to the conversion of such Class B Units into Common Units, although amounts may be allocated to such units under Section 6.1(d)(x).”

(n)Section 6.1(d)(x). Section 6.1(d)(x) is hereby amended to add new Sections 6.1(d)(x)(E), (F), (G), (H), and (I) to read as follows:
“(x)    Economic Uniformity.
(E)    Except as addressed by Section 6.1(d)(x)(H), with respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) when a disparity exists between the Per Unit Capital Amounts of the Initial Common Units and the Converted Common Units, any Unrealized Gains and Unrealized Losses shall be allocated among (x) the General Partner, in accordance with its Percentage Interest, and the holders of Common Units other than the Converted Common Units and holders of Class A Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, and (y) the General Partner, in accordance with its Percentage Interest, and the holders of Converted Common Units a percentage equal to 100% less the General Partner’s Percentage Interest, in a manner that to the nearest extent possible results in the elimination of such disparity between the Per Unit Capital Amounts of the Initial Common Units and the Converted Common Units.
(F)    With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) when a disparity exists between the Per Unit Capital Amounts of a Class B Unit and the Class B Target Capital Amount at such time, any Unrealized Gains and Unrealized Losses shall be allocated among (x) the General Partner, in accordance with its Percentage Interest, and the holders of Common Units and holders of Class A Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, and (y) the General Partner, in accordance with its Percentage Interest, and the holders of Class B Units, a percentage equal to 100% less the General Partner’s Percentage Interest, in a manner that to the nearest extent possible results in the elimination of such disparity between the Per Unit Capital Amounts of a Class B Unit and the Class B Target Capital Amount.
(G)    At the election of the General Partner, with respect to any taxable period, all or a portion of the remaining items of Partnership gross income, gain, loss or deduction for such taxable period shall be allocated to each Partner holding Converted Common Units in the proportion of the number of Converted Common Units held by such Partner to the total number of Converted Common Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Converted Common Units to an amount equal to the product of (A) the number of Converted Common Units held by such Partner and (B) the Per Unit Capital Amount of an Initial Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Converted Common Units and those Capital Accounts underlying other Common Units immediately prior to the transfer or other disposition of a Converted Common Unit. This allocation method for establishing such economic uniformity will only be available to the General Partner if the method for allocating the Capital Account maintained with respect to the holder of Converted Common Units between the transferred and retained Converted Common Units pursuant to Section 5.5(c)

(iv) does not otherwise provide such economic uniformity to the transferred Converted Common Units.
(H)    After the conversion of any Class B Units based upon the Discounted Conversion Number, all or a portion of the remaining items of Net Termination Loss, Net Loss, and if necessary gross loss and deduction, for the taxable period in which such conversion occurs shall be allocated 100% to Partners holding the Converted Common Units (which were converted based upon such Discounted Conversion Number) in the proportion of the number of such Converted Common Units held by such Partners, until each such Partner has been allocated the minimum amount necessary to reduce the Capital Account of each such Converted Common Unit to the Per Unit Capital Amount of an Initial Common Unit; provided that, to the extent possible, a portion of such allocation shall consist of gross operating loss equal to the lesser of (x) the aggregate amount of the incremental Section 704(c) income allocations allocated to the Class B Units converted based upon the Discounted Conversion Number for the current and prior taxable periods relating to the built-in gain value discrepancy between the Discounted Conversion Number and the Adjusted Conversion Number with respect to the Class B Units converted based upon the Discounted Conversion Number and (y) the aggregate amount of taxable income that has been allocated the Class B Units converted based upon the Discounted Conversion Number for the current and prior taxable periods.
(I)    The provisions of this Section 6.1(d)(x) shall also be subject to the limitations and requirements of Section 6.10, as applicable.”
(o)Section 6.1(d)(xiv). Section 6.1(d) is hereby amended to add a new Section 6.1(d)(xiv) as follows:
“(xiv)    Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Common Unitholder or Class A Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the Class B Unitholders with respect to their Class B Units (on a per Unit basis), then gross income in an amount equal to the product of 60%, multiplied by the aggregate amount of such distribution shall be allocated to the holders of Common Units and Class A Units, Pro Rata.”
(p)Section 6.1(d)(xv). Section 6.1(d) is hereby amended to add a new Section 6.1(d)(xv) to read as follows:
“(xv)    Certain Special Allocations. Items of income and gain allocated under the foregoing provisions of Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iii), 6.1(d)(iv), 6.1(d)(ix) or 6.1(d)(x) that are Hydrocarbon Items shall, to the maximum extent possible, be allocated to the applicable Unitholders other than the holders of Class A Units, Pro Rata.”
(q)Article VI, Section 6.1(e). Article VI of the Partnership Agreement is hereby amended to add new Section 6.1(e) to read as follows

“(e) Allocations to Class A Units. For purposes of this Agreement, including, but not limited to, the allocations under this Article VI, for each taxable period, all Hydrocarbon Items shall be allocated solely to the Unitholders other than the holders of Class A Units pursuant to this Agreement as if the Class A Units were not treated as Units or Common Units.”
(r)Section 6.3. Section 6.3 of the Partnership Agreement is hereby amended to add a new Section 6.3(e) to read as follows:
“(e) For the avoidance of doubt, notwithstanding any provision of this Agreement to the contrary, a Class A Unit shall not be entitled to receive any distributions pursuant to this Agreement to the extent such distributions are attributable to Hydrocarbon Available Cash.”
(s)Section 6.4(b). Section 6.4(b) of the Partnership Agreement is hereby amended and restated to read as follows:
“(b)     After the Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests issued pursuant to Section 5.6(b):
(i)    First, (A) to the General Partner in accordance with its Percentage Interest and (B) to the holders of Common Units and Class A Units Pro Rata (except that the holders of Class A Units will not be entitled to receive any Hydrocarbon Available Cash), a percentage equal to 100% less the General Partner’s Percentage Interest in subclause (A), until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;
(ii)    Second, (A) to the General Partner in accordance with its Percentage Interest and (B) to the holders of Common Units and Class A Units, Pro Rata (except that the holders of Class A Units will not be entitled to receive any Hydrocarbon Available Cash), a percentage equal to 100% less the General Partner’s Percentage Interest in subclause (A), until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;
(iii)     Third, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to the holders of Common Units and Class A Units, Pro Rata (except that the holders of Class A Units will not be entitled to receive any Hydrocarbon Available Cash), a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv)     Fourth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to the holders of Common Units and Class A Units, Pro Rata (except that the holders of Class A Units will not be entitled to receive any Hydrocarbon Available Cash), a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and
(v)     Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to holders of Common Units and Class A Units, Pro Rata (except that the holders of Class A Units will not be entitled to receive any Hydrocarbon Available Cash), a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v); provided, however, that if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).”
(t)Section 6.5. Section 6.5 of the Partnership Agreement is hereby amended and restated to read as follows:
“Section 6.5     Distributions of Available Cash from Capital Surplus. Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise, to the General Partner and the holders of Common Units, Class A Units, and Subordinated Units, if any, Pro Rata (except that the holders of Class A Units will not be entitled to receive any Hydrocarbon Available Cash), until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to the holders of Common Units, Class A Units, and Subordinated Units, if any, Pro Rata (except that the holders of Class A Units will not be entitled to receive any Hydrocarbon Available Cash), a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.”
(u)Article VI; Section 6.10. Article VI is hereby amended and restated to add a new Section 6.10 to read as follows:
“Section 6.10    Special Provisions Relating to the Holders of Converted Units.

(a)    A Unitholder holding a Converted Common Unit shall not be issued a Common Unit pursuant to Section 4.1, and shall not be permitted to transfer such Converted Common Units to a Person that is not an Affiliate of the holder (subject to the other transfer restrictions set forth in this Agreement) until such time as the General Partner reasonably determines that, upon transfer, each such Converted Common Unit would have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an Initial Common Unit to such transferee. In connection with the condition imposed by this Section 6.10, the General Partner shall take whatever steps are required to provide economic uniformity to the Converted Common Units in preparation for a transfer of such Converted Common Units, including the application of Section 5.5(c)(iv) and Section 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Converted Common Units (for this purpose the allocations of items of income, gain, loss or deduction with respect to Common Units, Class A Units or Class B Units will be deemed not to have a material adverse effect on the Common Units).”
(b)    A holder of a Converted Common Unit or a Class B Unit shall be required to provide notice to the General Partner of any transfer, disposition, or other “sale or exchange” (within the meaning of Section 708(b)(1)(B) of the Code) of any of its Converted Common Units or Class B Units within 45 days of such event, or by the last Business Day of the calendar year in which such event occurs, if shorter, providing the number of Converted Common Units or Class B Units that were transferred, disposed of or subject to the sale or exchange.”
Section 2.Adjustments to Capital Accounts. In connection with the MarkWest Merger and effective as of the date the MarkWest Merger is completed, the Capital Accounts of each Partner and the Carrying Values of each Partnership property shall be adjusted to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property pursuant to Section 5.5(d) of the Partnership Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(f).
Section 3.Ratification Of Partnership Agreement. Except as hereby amended, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
Section 4.Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws.
Section 5.Invalidity of Provisions. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
Section 6.Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of MPLX LP to be effective as of the date first written above.

GENERAL PARTNER:

MPLX GP LLC

By:	/s/ Gary R. Heminger
Name:	Gary R. Heminger
Title:	Chairman of the Board and Chief Executive Officer

SIGNATURE PAGE TO
AMENDMENT NO. 1
TO
FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
MPLX.

EXHIBIT A
Restrictions on Transfer of Class B Units
THE CLASS B UNITS (ALSO REFERED TO AS “THIS SECURITY”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE CLASS B UNITS MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO MPLX LP THAT SUCH REGISTRATION IS NOT REQUIRED.
THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN SECTIONS 4.5 AND 4.8 OF AND ELSEWHERE IN THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MPLX LP, AS AMENDED BY AMENDMENT NO. 1 THERETO, AND AS FURTHER AMENDED, SUPPLEMENTED OR RESTATED FROM TIME TO TIME (THE “PARTNERSHIP AGREEMENT”) AND THE VOTING RESTRICTIONS SET FORTH IN SECTION 5.13(D) OF THE PARTNERSHIP AGREEMENT AND IN THE DEFINITION OF THE DEFINTED TERM “OUTSTANDING” IN THE PARTNERSHIP AGREEMENT.
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF MPLX LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF MPLX LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE MPLX LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). MPLX GP LLC, THE GENERAL PARTNER OF MPLX LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF MPLX LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES.

A-1

EXHIBIT B
DISCOUNTED CONVERSION NUMBERS

Series of Class B Units	9/30/2015 through 12/30/2015	12/31/2015 through 3/30/2016	3/31/2016 through 6/29/2016	6/30/2016 through 9/29/2016	9/30/2016 through 12/30/2016	12/31/2016 through 3/30/2017	3/31/2017 through 6/29/2017	6/30/2017 and thereafter
Class B-1 Units	0.9571802	0.9714535	0.9857267	1	1	1	1	1
Class B-2 Units	0.8987070	0.9131775	0.9276479	0.9421183	0.9565887	0.9710592	0.9855296	1

B-2